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EXHIBIT 99.1

August 31, 2005	[CENTENNIAL LOGO]

FOR IMMEDIATE RELEASE:

CONTACT:
    Paul W. Taylor, Chief Financial Officer
    Centennial Bank Holdings, Inc.
    1331 Seventeenth Street, Suite 300
    Denver, CO 80202
    (303) 296-9600

Moore Family to Acquire Collegiate Peaks Bank

        DENVER, COLORADO—Centennial Bank Holdings, Inc. announced today the execution of a Stock Purchase Agreement whereby Collegiate Peaks Bancorp, Inc., a corporation owned by members of the Moore family of Denver, has agreed to acquire 100% ownership of Collegiate Peaks Bank from Centennial. The transaction is subject to regulatory approvals and is expected to close late in the fourth quarter of 2005. The financial terms of the transaction were not disclosed.

        Collegiate Peaks Bank was previously owned by Guaranty Corporation, which was acquired by Centennial Bank Holdings, Inc. at the end of 2004. Collegiate Peaks Bancorp, Inc. is a newly formed holding company owned by descendants of Ron Moore, the former Chairman and largest shareholder of Guaranty Corporation at the time of his passing in 2003.

        According to Collegiate Peaks Bank Chairman and CEO Charles J. Forster, "the objective of the Guaranty acquisition by Centennial was to strengthen its banking presence along the Colorado Front Range corridor. That goal was achieved with the addition of the Guaranty Bank branch structure. After that consolidation, Centennial concluded that Collegiate Peaks Bank could best serve its customers by continuing as a strong community bank organization under independent ownership."

        "When the transaction is completed, we will have come full circle," Forster said. The Moore family's presence in the Arkansas valley banking community dates back to the 1970's, when Ron Moore purchased Chaffee County Bank. In the early 1980's, that bank was sold to Affiliated Bankshares of Colorado. In the late 1980's, Mr. Moore became Chairman of Affiliated Banks, and later was Chairman of Bank One Colorado Corp. Collegiate Peaks Bank was acquired by Forster and the Moore family in 1995, and in late 1995, the Salida Banking Center was opened. "I had a 25 year personal and business association with Mr. Moore, until his passing in early 2003," said Forster. "It's great to continue the association with the Moore family through the planned acquisition of Collegiate Peaks Bank. We'll continue to operate the bank as we have since 1995 with the focus on providing quality banking service in a personal, friendly, and professional way."

        David Boyles, President and COO of Centennial Bank Holdings, stated "While Collegiate Peaks Bank is a very sound community bank, it does not fit into Centennial's strategy to build a community-banking franchise along the Colorado Front Range spanning from Castle Rock to Fort Collins. We are very pleased to see the Moore family return to the Colorado banking community."

        Collegiate Peaks Bank had $97 million in total assets as of July 31, 2005. The bank is a Colorado chartered institution, and its deposits are insured by the FDIC.

About Centennial Bank Holdings, Inc.

        Centennial Bank Holdings, Inc. is a bank holding company that operates 30 branches in Colorado through its three bank subsidiaries, Centennial Bank of the West, Collegiate Peaks Bank and Guaranty Bank and Trust Company. At March 31, 2005, Centennial Bank Holdings had $2.4 billion in assets. We offer a broad range of banking products and services, including many types of commercial and personal checking and savings accounts and other consumer banking products. We provide banking and other financial services throughout our targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. On December 20, 2004, we entered into an agreement and plan of merger with First MainStreet Financial, Ltd., a Colorado bank holding company, pursuant to which we agreed to acquire First MainStreet and its wholly owned subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd. We expect the merger will be consummated at the end of the third quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other conditions. At March 31, 2005, First MainStreet Financial had total assets of $378 million. On June 24, 2005, we entered into a merger agreement with Foothills Bank, a Colorado state-chartered bank. We expect the merger will be consummated in the fourth quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other customary conditions. At March 31, 2005, Foothills Bank had total assets of $114 million.

Forward Looking Statements

        This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "should," "anticipate," "estimate," "approximate," "expect," "may," "will," "project," "intend," "plan," "believe" and other similar terms and phrases of meaning and expression in connection with any discussion of future operating or financial performance. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical facts. These forward-looking statements, implicitly and explicitly, include information concerning our ability to consummate our acquisitions of First Main Street and Foothills Bank and our disposition of Collegiate Peaks Bank, including the timing of each, possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth, revenue growth, future acquisitions, non-interest income levels, including fees from loans and other product sales, credit performance on loans made by us, increases in competitive pressure among financial institutions, tangible capital generation, market share, expense levels, changes in the interest rate environment, continued ability to attract and employ qualified personnel, results from new business initiatives in our community banking business, and other business operations and strategies. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

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Moore Family to Acquire Collegiate Peaks Bank